                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                            Allegiance Telecom, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
                                      N/A
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                            ALLEGIANCE TELECOM, INC.
                            9201 CENTRAL EXPRESSWAY
                              DALLAS, TEXAS 75231

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE:    Wednesday, May 9, 2001
TIME:   11:00 a.m., local time
PLACE:  INFOMART
        1950 N. Stemmons Freeway
        Dallas, Texas 75207

To Our Stockholders:

We invite you to attend our 2001 annual meeting of stockholders to consider and vote upon the following:

1. To elect four members to our Board of Directors to serve for a three year term as Class III Directors.

2. To approve an amendment to our Amended and Restated Certificate of Incorporation increasing the number of authorized shares of our common stock, par value $.01 per share, from 150 million to 750 million shares.

3. To ratify the appointment of Arthur Andersen LLP as our independent public accountants for fiscal year 2001.

4. To transact any other business that may properly be brought before the meeting or any adjournment or postponement of the meeting.

     OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE
       EACH OF THESE PROPOSALS. THE ABOVE ITEMS OF BUSINESS ARE DISCUSSED
        IN MORE DETAIL IN THE PROXY STATEMENT ACCOMPANYING THIS NOTICE.

Stockholders of record at the close of business on March 12, 2001 will be entitled to notice of and to vote at the annual meeting and at any adjournment or postponement of the meeting. This notice of annual meeting of stockholders, the proxy statement, the proxy card and our 2000 Annual Report is being sent to stockholders on or about April 3, 2001 to those persons entitled to vote at our 2001 annual meeting of stockholders.

Your vote is important. Whether or not you plan to attend the annual meeting in person, and regardless of the number of shares you own, please vote by completing, signing, dating and returning the enclosed proxy card promptly in the enclosed envelope. Most stockholders can also vote their shares over the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you.

                                        By order of the Board of Directors,

                                        Mark B. Tresnowski
                                        Senior Vice President, General Counsel
                                        and
                                        Secretary

Dated: April 3, 2001

                                               EXPECTED TO BE MAILED TO
                                               STOCKHOLDERS
                                               ON OR ABOUT APRIL 3, 2001

                            ALLEGIANCE TELECOM, INC.
                             ---------------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 9, 2001
                             ---------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT VOTING..........................    1
  Why did you send me this proxy statement?.................    1
  How many votes do I have?.................................    1
  How do I vote?............................................    1
  If my shares are held in "street name" by my broker, will
     my broker vote my shares for me?.......................    1
  What happens if I receive more than one proxy?............    1
  Can I change my vote or revoke my proxy?..................    2
  Will there by any matters voted upon at the Annual Meeting other than those specified in the Notice of Annual
     Meeting?...............................................    2
  How are votes counted?....................................    2
  How are proxies being solicited and who pays for the
     solicitation of proxies?...............................    3
  Can I access future annual reports and proxy statements
     electronically?........................................    3
  Who can help answer my other questions?...................    3
GOVERNANCE OF THE COMPANY...................................    4
  Who are Allegiance Telecom's Directors, Executive Officers
     and Other Key Employees?...............................    4
  About the Board of Directors and its Committees...........    8
  Report of the Audit Committee.............................    9
  Compensation Committee Interlocks and Insider
     Participation..........................................   10
  Compensation of Directors.................................   10
  Certain Relationships and Related Transactions............   10
  Section 16(a) Beneficial Ownership Reporting Compliance...   12
EXECUTIVE COMPENSATION......................................   12
  Report on Executive Compensation..........................   12
  Summary Compensation Table................................   14
  Option Grants in Last Fiscal Year.........................   15
  Exercise of Stock Options and Fiscal Year-End Option
     Values.................................................   16
  Outperform Stock Option Grants............................   16
  Executive Agreements......................................   17
COMMON STOCK PERFORMANCE....................................   19
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................   21
DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD............   24
  PROPOSAL 1: Election of Directors.........................   24
  PROPOSAL 2: Amendment to Amended and Restated Certificate
     of Incorporation.......................................   24
  PROPOSAL 3: Ratification of Appointment of Independent
     Public Accountants.....................................   25
  Other Matters.............................................   26
INFORMATION ABOUT SUBMITTING STOCKHOLDER PROPOSALS..........   26
OTHER INFORMATION...........................................   27
APPENDIX A -- Allegiance Telecom, Inc. Audit Committee
  Charter...................................................  A-1
APPENDIX B -- Certificate of Amendment to Amended and
  Restated Certificate of Incorporation.....................  B-1

                       QUESTIONS AND ANSWERS ABOUT VOTING

Q:      WHY DID YOU SEND ME THIS PROXY STATEMENT?
A: This proxy statement is being sent to you because Allegiance Telecom's Board of Directors is soliciting your proxy to vote at the May 9, 2001 annual meeting of stockholders (the "Annual Meeting"). This proxy statement provides information that should be helpful to you in deciding how to vote on the matters to be voted on at the Annual Meeting.

        Stockholders of record as of the close of business on March 12, 2001 are entitled to vote. This proxy statement and the accompanying proxy card are being sent to stockholders on or about April 3, 2001.

Q:      HOW MANY VOTES DO I HAVE?
A: Each share of Allegiance Telecom common stock that you own on March 12, 2001 entitles you to one vote.

Q:      HOW DO I VOTE?
A: Stockholders with shares registered directly with EquiServe, a division of First Chicago Trust Company of New York, our transfer agent, may vote any of the following ways:

        1. You can go to www.eproxyvote.com/algx to vote by proxy via the Internet,

        2. You can call 1-877-779-8683 (toll-free) to vote by proxy via telephone,

        3. You can vote by filling out, signing and dating your proxy card and returning it in the enclosed envelope, or

        4. You can attend the Annual Meeting and vote in person.

        Stockholders may save us expense by voting their shares over the telephone or on the Internet. Step-by-step instructions will be provided by a recorded telephone message or at the designated Web site on the Internet. If you attend the Annual Meeting, we will give you a ballot when you arrive to vote in person.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?
A: Your broker will vote your shares if you provide instructions on how to vote. Most beneficial owners whose stock is held in street name receive voting instruction forms from their banks, brokers or other agents, rather than our standard form proxy card. Beneficial owners may also be able to vote by telephone or the Internet. You should follow the instructions on the form you receive from your bank, broker or other agent.

        A number of brokerage firms and banks are participating in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. This program is different from the program provided by EquiServe, our transfer agent, for shares registered in the name of the stockholder. If your shares are held in an account at a brokerage firm or bank participating in the ADP program, you may vote those shares telephonically by calling the telephone number referenced on your voting form or you may vote via the Internet at the following address on the Web: www.proxyvote.com and by following the instructions on your screen.

Q:      WHAT HAPPENS IF I RECEIVE MORE THAN ONE PROXY?
A: You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are covered by the proxy card sent by our transfer agent, EquiServe. If you also hold shares through a broker or other agent, you may get material from them asking how you want to vote. To be sure that all of your shares are voted, we encourage you to respond to each request that you receive.

Q:      CAN I CHANGE MY VOTE OR REVOKE MY PROXY?
A: You can change your vote at any time before your proxy is voted at the Annual Meeting. You can do this in one of the following ways:

        1. You can send a written notice stating that you would like to revoke your proxy to our Corporate Secretary at the following address:

                       Allegiance Telecom, Inc.
                       700 E. Butterfield Road, Suite 400
                       Lombard, IL 60148
                       Attn: Corporate Secretary, Mark B. Tresnowski

        2. You can complete and submit a new proxy card.

        3. You can cast a later vote using the Internet or telephone voting procedures.

        4. You can attend the Annual Meeting and vote in person. Simply attending this meeting, however, will not revoke your proxy.

        5. If you have instructed a broker to vote your shares, you must follow the directions you received from your broker to change your vote.

Q: WILL THERE BE ANY MATTERS VOTED UPON AT THE ANNUAL MEETING OTHER THAN THOSE SPECIFIED IN THE NOTICE OF ANNUAL MEETING?
A: Our management does not know of any matters other than those discussed in this proxy statement that will be presented at the Annual Meeting. If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the enclosed proxy card will have the discretion to vote on those matters.

Q:      HOW ARE VOTES COUNTED?
A: Stockholders of record of our common stock as of the close of business on March 12, 2001, are entitled to vote at the Annual Meeting.

        As of March 12, 2001, there were 111,113,900 shares of common stock issued and outstanding. The presence in person or by proxy of a majority of the shares of common stock outstanding will constitute a quorum for the transaction of business at the Annual Meeting. Each share of common stock is entitled to one vote on each matter to come before the Annual Meeting. There is no cumulative voting.

        If you do not indicate how your shares should be voted on a matter, the shares represented by your properly completed proxy will be voted as our Board of Directors recommends.

        If you "withhold" your vote for any of the Board nominees, this will be counted as a vote against that nominee.

        Under Delaware law, if you have returned a valid proxy or attend the meeting in person, but "abstain" from voting, your stock will nevertheless be treated as present and entitled to vote. Your stock therefore will be counted in determining the existence of a quorum and, even though you have abstained from voting, will have the effect of a vote against any matter requiring the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting.

        Under Delaware law, broker "non-votes" are also counted for purposes of determining whether a quorum is present, but are not counted in determining whether a matter requiring a majority of the shares present and entitled to vote has been approved or whether a plurality of the vote of the shares present and entitled to vote has been cast. A broker "non-vote" occurs when a broker submits a proxy but does not vote for or against a matter. This will occur when the beneficial owner has not instructed the broker how to vote and the broker does not have the discretionary authority to vote in the absence of instructions from the beneficial owner.

        Stockholders' votes will be tabulated by our transfer agent, EquiServe, who will act as inspectors of election for the Annual Meeting.

Q:      HOW ARE PROXIES BEING SOLICITED AND WHO PAYS FOR THE SOLICITATION OF
        PROXIES?
A: Initially, we will solicit proxies by mail. Our directors, officers and employees may also solicit proxies in person or by telephone without additional compensation. We will pay all expenses of solicitation of proxies.

        In addition, arrangements will also be made with certain banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries for forwarding solicitation materials and communicating with the beneficial owners of shares held of record by such persons. We will reimburse such persons for their reasonable expenses incurred relating to such actions. We have also engaged Corporate Investor Communications, Inc. to assist in communicating with these institutions.

Q:      CAN I ACCESS FUTURE ANNUAL REPORTS AND PROXY STATEMENTS ELECTRONICALLY?
A: Most stockholders can elect to view future annual reports and proxy statements over the Internet instead of receiving paper copies in the mail. You can choose this option and save us the cost of producing and mailing these documents by following the instructions provided in the enclosed proxy card. If you want to take advantage of this electronic delivery service, you must have access to an e-mail account and the Internet as well as an Internet browser.

        If you are a stockholder with shares registered directly with EquiServe, our transfer agent, and you choose to view future annual reports and proxy statements over the Internet, you will be notified by e-mail as to how to access them on the Internet. You will continue to receive our annual reports and proxy statements electronically so long as your account remains active or until you cancel your enrollment. You are free to cancel enrollment at any time at www.econsent.com/algx on the Internet.

        If you hold your Allegiance Telecom common stock through a bank, broker or other agent, please refer to the information provided by that entity for instructions on how to elect to view future annual reports and proxy statements over the Internet.

Q:      WHO CAN HELP ANSWER MY OTHER QUESTIONS?
A: If you have more questions about voting or wish to obtain another proxy card, you should contact:

                       Andrew Albrecht
                       Director of Investor Relations
                       Allegiance Telecom, Inc.
                       3500 Piedmont Road, Suite 340
                       Atlanta, Georgia 30305
                       Phone: (404) 475-4102
                       Facsimile: (404) 475-4105
                       Email: andrew.albrecht@algx.com

                           GOVERNANCE OF THE COMPANY

WHO ARE ALLEGIANCE TELECOM'S DIRECTORS, EXECUTIVE OFFICERS AND OTHER KEY EMPLOYEES?

The following sets forth certain information regarding Allegiance Telecom's Board of Directors, executive officers and other key employees, as of March 12, 2001.

NAME                                AGE              POSITION(S)
----                                ---              -----------
Royce J. Holland*.................  52    Chairman of the Board and Chief
                                          Executive Officer
C. Daniel Yost....................  52    President, Chief Operating Officer
                                          and Director
Thomas M. Lord....................  44    Executive Vice President of
                                          Corporate Development, Chief
                                          Financial Officer and Director
Anthony J. Parella................  41    Executive Vice President and
                                          Director
Dana A. Crowne....................  40    Senior Vice President and Chief
                                          Technology Officer
Bill Francis......................  63    Senior Vice President of Network
                                          Engineering and Operations
Stephen N. Holland................  49    Senior Vice President of Internal
                                          Audit and Corporate Quality
                                          Assurance
Tae Kim...........................  37    Senior Vice President of Business
                                          Development
Christopher M. Malinowski.........  38    Senior Vice President of Strategic
                                          Sales
G. Clay Myers.....................  41    Senior Vice President of Finance
                                          and Accounting
J. Timothy Naramore...............  38    Senior Vice President and Chief
                                          Information Officer
Mark B. Tresnowski................  41    Senior Vice President, General
                                          Counsel and Secretary
Mark M. Washburn..................  38    Senior Vice President of Web
                                          Hosting
James E. Crawford, III............  55    Director
John B. Ehrenkranz................  35    Director
Paul J. Finnegan..................  47    Director
Richard D. Frisbie................  51    Director
Howard I. Hoffen*.................  37    Director
Reed E. Hundt*....................  53    Director
James N. Perry, Jr.*..............  40    Director

---------------

 *  Nominee for Director

Royce J. Holland, Allegiance's Chairman of the Board and Chief Executive Officer since August 1997, has more than 25 years of experience in the telecommunications, independent power and engineering/ construction industries. Prior to founding Allegiance in April 1997, Mr. Holland was one of several co-founders of MFS Communications, Inc. ("MFS Communications") where he served as President and Chief Operating Officer from April 1990 until September 1996 and as Vice Chairman from September 1996 to February 1997. In January 1993, Mr. Holland was appointed by President George Bush to the

National Security Telecommunications Advisory Committee. Mr. Holland served as the Chairman of the Association for Local Telecommunications Services, the industry trade organization for the competitive local telephone sector from December 1998 to January 2000. In November 1999, Mr. Holland was appointed by Texas Governor George W. Bush to the Texas (Electronic) E-Government Task Force. Mr. Holland also presently serves on the board of directors of CSG Systems, a publicly traded billing services company, Choice One Communications Inc., a publicly traded competitive local exchange carrier that may compete with Allegiance, CompleTel Europe, N.V., a publicly traded European facilities-based competitive local exchange carrier and MetaSolv Software, Inc., a publicly traded telecommunications software provider. Mr. Holland's brother, Stephen N. Holland, is employed as Allegiance's Senior Vice President of Internal Audit and Corporate Quality Assurance.

C. Daniel Yost, who joined Allegiance as President and Chief Operating Officer in February 1998, was elected to Allegiance's Board of Directors in March 1998. Mr. Yost has more than 26 years of experience in the telecommunications industry. From July 1997 until he joined Allegiance, Mr. Yost was the President and Chief Operating Officer for U.S. Operations of Netcom On-Line Communications Services, Inc., a leading Internet service provider. Mr. Yost served as the President, Southwest Region of AT&T Wireless Services, Inc. from June 1994 to July 1997. Prior to that, from July 1991 to June 1994, Mr. Yost was the President, Southwest Region of McCaw Cellular Communications/LIN Broadcasting. Mr. Yost presently serves on the board of directors of ADC Telecommunications Inc., a publicly traded telecommunications equipment and services company, Ace Cash Express Inc., a publicly traded provider of retail financial services and DSET Corporation, a publicly traded software licensing and services company for telecommunications services.

Thomas M. Lord, a co-founder and Director of Allegiance and its Executive Vice President of Corporate Development and Chief Financial Officer since August 1997, is responsible for overseeing Allegiance's mergers and acquisitions, corporate finance and investor relations functions. Mr. Lord is an 18-year veteran in investment banking, securities research and portfolio management, including serving as a Managing Director of Bear, Stearns & Co. Inc. from January 1986 to December 1996. In the five-year period ending December 1996, Mr. Lord oversaw 43 different transactions valued in excess of $6.2 billion for the telecommunications, information services and technology industries.

Anthony J. Parella, Allegiance's Executive Vice President since July 2000, joined Allegiance as Regional Vice President -- Central Division in August 1997, was promoted to National Vice President of Field Sales in August 1998 and later became our Senior Vice President of Field Sales and Customer Care in October 1999. Mr. Parella became a member of Allegiance's Board of Directors in December 1999. Mr. Parella has more than 10 years of experience in the telecommunications industry. Prior to joining Allegiance, Mr. Parella was Vice President and General Manager for MFS Intelenet, Inc., an operating unit of MFS Communications, from February 1994 to January 1997, where he was responsible for the company's sales and operations in Texas. Mr. Parella also served as Director of Commercial Sales for Sprint Corporation from 1991 to January 1994.

Dana A. Crowne, Allegiance's Senior Vice President and Chief Technology Officer since March 1999, joined Allegiance in August 1997 as Senior Vice President and Chief Engineer. Prior to joining Allegiance, Mr. Crowne held various management positions at MFS Communications from the time of its founding in 1988, where his responsibilities included providing engineering support and overseeing budgets for the construction of MFS Communications' networks. Mr. Crowne ultimately became Vice President, Network Optimization for MFS Communications from January 1996 to May 1997 and managed the company's network expenses and planning and its domestic engineering functions. Prior to joining MFS Communications, Mr. Crowne designed and installed fiber optic transmission systems for Morrison-Knudsen and served as a consultant on the construction of private telecommunications networks with JW Reed and Associates.

Bill Francis, Allegiance's Senior Vice President of Network Engineering and Operations since January 2001, joined Allegiance as Vice President Network Implementation in April 1998. Mr. Francis brings over 30 years of telecommunications experience to his new responsibility for the network engineering and operations at Allegiance. Prior to joining Allegiance, Mr. Francis served as Director of Network Provisioning at AT&T Wireless, responsible for all network provisioning, from January 1992 to April 1998. Prior to that, Mr. Francis held a variety of technical and leadership positions with Southwestern Bell from 1969 to 1992.

Stephen N. Holland, Allegiance's Senior Vice President of Internal Audit and Corporate Quality Assurance since September 2000, joined Allegiance in September 1997 as Senior Vice President and Chief Information Officer. Prior to that time, Mr. Holland held several senior level positions involving management of or consulting on information systems, accounting, taxation and finance. Mr. Holland's experience includes serving as Practice Manager and Information Technology Consultant for Oracle Corporation from June 1995 to September 1997, as Chief Financial Officer of Petrosurance Casualty Co. from September 1992 to June 1995, as Manager of Business Development for Electronic Data Systems, and as a partner of Price Waterhouse. Mr. Holland's brother, Royce J. Holland, presently serves as Allegiance's Chairman of the Board and Chief Executive Officer.

Tae Kim, Allegiance's Senior Vice President of Business Development since November 2000, joined Allegiance as Vice President of Planning and Analysis in 1997. Previously, Mr. Kim was with MFS Communications where he was Vice President of Network Optimization from 1996 to 1997 and Director of Market Development from 1993 to 1995. Prior to that, he worked in corporate strategy for Ameritech, Inc. in the cellular and personal communications services arenas.

Christopher M. Malinowski, Allegiance's Senior Vice President of Strategic Sales since November 2000, joined Allegiance in February 1998 as Vice President of National Accounts. Mr. Malinowski brings 14 years of sales and marketing expertise in the telecommunications field and is responsible for Allegiance large account sales including, wholesale, enterprise and government. Mr. Malinowski has been operating in the competitive local telecommunications arena for the past 11 years. Prior to coming to Allegiance, he was with MFS Communications from 1990 to 1998 where he held a variety of positions including, Account Executive, Sales Manager, City Director, City Vice President and Vice President, General Manager of the Southern Region.

G. Clay Myers joined Allegiance as Senior Vice President of Finance and Accounting in December 1999. Prior to joining Allegiance, Mr. Myers was the Vice President, Finance, Chief Financial Officer and Treasurer of PageMart Wireless, Inc. Prior to PageMart, Mr. Myers was Senior Operations Manager for Dell Computer Corporation from 1991 to 1993 and was with Ernst & Young, LLP from 1982 to 1991. Mr. Myers is a certified public accountant.

J. Timothy Naramore, Allegiance's Senior Vice President and Chief Information Officer since July 2000, joined Allegiance as Director of Web Enablement in June 1998 and later became Vice President of Information Systems in September 1999. Mr. Naramore brings over 18 years of information systems development experience to his role and is currently responsible for developing, implementing and supporting the internal backoffice systems at Allegiance. Prior to joining Allegiance, Mr. Naramore served as Director of Engineering at Netcom On-Line Communications Services, Inc. overseeing the development of their web hosting operation, from May 1997 to June 1998. Prior to that, Mr. Naramore held a variety of technical and leadership positions in the information systems group at Frito-Lay, Inc. from 1988 to 1997.

Mark B. Tresnowski became Allegiance's Senior Vice President and General Counsel in February 1999. Mr. Tresnowski has been Allegiance's Secretary since September 1997. Mr. Tresnowski practiced law at Kirkland & Ellis for 13 years and was a partner of that firm from October 1992 to January 1999. In private practice, Mr. Tresnowski specialized in private and public financings, mergers and acquisitions and securities law.

Mark M. Washburn joined Allegiance as Senior Vice President of Web Hosting in March 2001 after Allegiance purchased the Web hosting assets of HarvardNet, Inc. Mr. Washburn was the President and Chief Executive Officer of HarvardNet from January 1999 through March 2001, its Chief Operating Officer from October 1998 through January 1999 and a member of HarvardNet's board of directors since

October 1998. Mr. Washburn was previously Vice President of Sales, Central Region, for Level 3 Communications from April 1998 to October 1998. Prior to Level 3, he served as the Vice President of Sales and Marketing for XCOM Technologies, a venture-backed, facilities-based data competitive local exchange carrier focused on the Internet service provider marketplace from June 1997 until April 1998. Mr. Washburn served from February 1989 to June 1997 with MFS Communications in sales and general management positions, most recently as its New England area Vice President.

James E. Crawford, III, who was elected to Allegiance's Board of Directors in August 1997, is a Managing Member of Frontenac Company, a Chicago-based private equity investing firm, where he specializes in investing in companies in the telecommunications and technology industries. Mr. Crawford also presently serves on the board of directors of Focal Communications Corporation, a publicly traded competitive local exchange carrier that competes with Allegiance in certain markets, Optika Incorporated, a publicly traded imaging software document company and Action Point, Inc., a publicly traded document imaging software company.

John B. Ehrenkranz, who was elected to Allegiance's Board of Directors in March 1998, is a Managing Director of Morgan Stanley & Co. Incorporated where he has been employed since 1987. Mr. Ehrenkranz also presently serves on the board of directors of Choice One Communications Inc., a publicly traded competitive local exchange carrier that may compete with Allegiance. Mr. Ehrenkranz is also a Managing Director of Morgan Stanley Dean Witter Capital Partners.

Paul J. Finnegan, who was elected to Allegiance's Board of Directors in August 1997, is a Managing Director of Madison Dearborn Partners, Inc., a Chicago-based private equity investing firm, where he specializes in investing in companies in the telecommunications industry. Mr. Finnegan also presently serves on the board of directors of CompleTel Europe, N.V., a publicly traded European facilities-based competitive local exchange carrier and Rural Cellular Corporation, a publicly traded rural cellular telephone operator.

Richard D. Frisbie, who was elected to Allegiance's Board of Directors in August 1997, is a Managing Member of Battery Partners IV, LLC which is the general partner of Battery Ventures IV, and a Managing Member of Battery Partners V, LLC which is the general partner of Battery Ventures V, a Boston-based private equity investing firm, where he specializes in investing in companies in the telecommunications industry.

Howard I. Hoffen was appointed to Allegiance's Board of Directors in February 2001. Mr. Hoffen is Chairman and Chief Executive Officer of Morgan Stanley Dean Witter Private Equity. Mr. Hoffen joined Morgan Stanley & Co. Incorporated in 1985 and Morgan Stanley Dean Witter Private Equity in 1986. He has been a Managing Director of Morgan Stanley & Co. Incorporated since 1997. Mr. Hoffen also presently serves on the board of directors of Catalytica Energy Systems Inc., a publicly traded company.

Reed E. Hundt was elected to Allegiance's Board of Directors in March 1998. Mr. Hundt served as Chairman of the Federal Communications Commission from 1993 to 1997. He currently serves as Chairman of The Forum on Communications and Society at The Aspen Institute, is a senior advisor on information industries to McKinsey & Company, a worldwide management consulting firm and a special advisor to Madison Dearborn Partners, Inc., a Chicago-based private equity investing firm. Mr. Hundt is a venture partner at Benchmark Capital, a venture capital firm and a principal of Charles Ross Partners, LLC, a consulting firm. Mr. Hundt also presently serves on the board of directors of Novell, Inc., a publicly traded network software company. Prior to joining the FCC, Mr. Hundt was a partner at Latham & Watkins, an international law firm.

James N. Perry, Jr., who was elected to Allegiance's Board of Directors in August 1997, is a Managing Director of Madison Dearborn Partners, Inc., a Chicago-based private equity investing firm, where he specializes in investing in companies in the telecommunications industry. Mr. Perry also presently serves on the board of directors of Focal Communications Corporation, a publicly traded competitive local exchange carrier that competes with Allegiance in certain markets, VoiceStream Wireless Corp., a publicly traded provider of personal communications services and CompleTel Europe, N.V., a publicly traded European facilities-based competitive local exchange carrier.

Our Chief Executive Officer, President and Chief Financial Officer are elected annually by the Board of Directors at its first meeting held after each annual meeting of stockholders or as soon thereafter as convenient.

ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES.

Board

Our by-laws provide that the number of Directors shall be determined by resolution of our Board of Directors. The Board currently consists of 11 Directors. Our by-laws provide that our Directors will be elected by plurality vote of our stockholders, without cumulative voting. No Director may be removed from office without cause and without the vote of the holders of a majority of the outstanding voting stock.

The Board of Directors is divided into three classes, as nearly equal in number as possible, with each Director serving a three-year term and one class being elected at each year's annual meeting of stockholders. Messrs. Hoffen, Holland, Hundt and Perry are Class III Directors whose terms expire at the upcoming Annual Meeting. Messrs. Crawford, Ehrenkranz, Finnegan and Parella are Class I Directors whose terms expire at the 2002 annual meeting of our stockholders. Messrs. Frisbie, Lord and Yost are Class II Directors whose terms expire at the 2003 annual meeting of our stockholders. At each annual meeting of our stockholders, successors to the class of Directors whose term expires at such meeting will be elected to serve for three-year terms and until their successors are elected and qualified.

During the fiscal year ended December 31, 2000, our Board of Directors met eight times and acted by written consent nine times. During the fiscal year ended December 31, 2000, all of our incumbent Directors attended at least 75% of the total of all meetings of the Board of Directors and any committee on which he served.

See also "Certain Relationships and Related Transactions" below for a discussion of the voting agreements concerning our Board of Directors.

Board Committees

Our Board of Directors currently has three committees:

     - Executive Committee

     - Audit Committee

     - Compensation Committee

The Executive Committee is currently comprised of Messrs. Crawford, Hoffen, Holland and Perry. The Executive Committee is authorized, subject to certain limitations, to exercise all of the powers of the Board of Directors during periods between Board meetings. During the fiscal year ended December 31, 2000, the Executive Committee did not meet.

The Audit Committee is currently comprised of Messrs. Ehrenkranz, Finnegan and Hundt. This committee's primary purpose and responsibilities are described in the "Report of the Audit Committee" section in this proxy statement. During the fiscal year ended December 31, 2000, the Audit Committee met three times.

The Compensation Committee is currently comprised of Messrs. Crawford, Frisbie, Hoffen and Perry. This committee's primary purpose and responsibilities are described in the "Report on Executive Compensation" section in this proxy statement. During the fiscal year ended December 31, 2000, the Compensation Committee met once.

The report below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent Allegiance specifically incorporates this information by reference, and shall not be deemed filed under such Acts.

REPORT OF THE AUDIT COMMITTEE.

The Audit Committee is responsible for, among other things, considering the appointment of the company's independent auditors, reviewing their independence, reviewing with the auditors the plan and scope of the audit, monitoring the adequacy of reporting and internal controls and discussing the company's financial statements and other financial information with management and the independent auditors. The Board of Directors has adopted a written charter setting out the audit related functions the committee is to perform. You can find a copy of that charter attached to this proxy statement as Appendix A.

The Directors who serve on the committee are all "Independent" for purposes of the rules of the National Association of Securities Dealers, Inc. That is, the Board of Directors has determined that none of us has a relationship to the company that may interfere with our independence from the company and its management.

Management has primary responsibility for the company's financial statements and the overall reporting process, including the company's system of internal controls. The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the company in conformity with generally accepted accounting principles and discuss with us any issues they believe should be raised with us.

This year, we reviewed the company's audited financial statements and discussed these financial statements with both management and Arthur Andersen LLP, the company's independent auditors. Management has represented to us that the financial statements were prepared in accordance with generally accepted accounting principles.

We have received from and discussed with Arthur Andersen, the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm's independence from the company. We have also discussed with Arthur Andersen any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Based on these reviews and discussions, we recommended to the Board of Directors that the company's audited financial statements be included in the company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

We were billed the following fees by Arthur Andersen LLP during the fiscal year ended December 31, 2000:

     - Audit Fees: Audit fees billed to us by Arthur Andersen LLP for review of annual financial statements and those financial statements included in our quarterly reports on Form 10-Q totaled $925,190.

     - Financial Information Systems Design and Implementation Fees: We did not engage Arthur Andersen LLP to provide us advice regarding financial information systems design and implementation.

     - All Other Fees: Fees billed by Arthur Andersen LLP for all other non-audit services rendered to us, including tax related services totaled $461,651.

The Audit Committee has considered whether the provision of these additional services is compatible with maintaining the independence of Arthur Andersen LLP.

Audit Committee,

         John B. Ehrenkranz, Director and Committee Chairman
         Paul J. Finnegan, Director
         Reed E. Hundt, Director

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION.

The Board of Directors has established a Compensation Committee, which is responsible for decisions regarding salaries, incentive compensation, stock options and other matters regarding executive officers and employees of Allegiance. No current member of the Compensation Committee is an Allegiance employee.

COMPENSATION OF DIRECTORS.

We reimburse the members of our Board of Directors for their reasonable out-of-pocket expenses incurred in connection with attending Board or committee meetings. Additionally, we are contractually obligated to maintain our present level of directors' and officers' insurance. Members of our Board of Directors generally receive no other compensation for services provided as a Director or as a member of any Board committee.

However, in March 1998, prior to Reed E. Hundt joining the Board of Directors, we issued to Mr. Hundt, options to purchase 75,934 shares of common stock and 75,934 shares of common stock to Charles Ross Partners, LLC, of which Mr. Hundt is a member. The options were issued with an exercise price of $1.6467 per share. All of such options are currently vested. On December 8, 1999, Reed E. Hundt was granted options to purchase 37,500 shares of Allegiance common stock, at an exercise price of $50.00 per share. 33.33% of such options vested on December 8, 2000, and an additional 8.33% of such options will vest every three months after that date, until December 8, 2002, when all such options become exercisable. On November 30, 2000, Reed E. Hundt was granted options to purchase 37,500 shares of Allegiance common stock, at an exercise price of $14.0156 per share. On the grant date, 33.33% of these options are vested and an additional 8.33% will vest every three months after that date, until November 30, 2002, when all such options become exercisable.

All of the option share numbers and the option exercise prices in this proxy statement have been adjusted to reflect our 3-for-2 stock split, in the form of a 50% stock dividend, of our common stock effected February 28, 2000.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

Securityholders Agreement

Allegiance, Madison Dearborn Capital Partners II, LP, Morgan Stanley Capital Partners III, LP, MSCP III 892 Investors, LP, Morgan Stanley Capital Investors, LP, Frontenac VII Limited Partnership, Frontenac Masters VII Limited Partnership, Battery Ventures IV, LP, Battery Investment Partners IV, LLC, Royce
J. Holland, Thomas M. Lord, Anthony J. Parella and certain other stockholders are parties to a Securityholders Agreement dated as of August 13, 1997. Under the terms of this agreement, in the event of an approved sale of Allegiance, each of the fund investors, management investors and their transferees agrees to approve and, if requested, to sell its shares in such sale of Allegiance. Most of the other provisions of this agreement, apart from certain provisions thereof, terminated upon the consummation of our initial public offering of common stock.

Registration Agreement

Allegiance, Madison Dearborn Capital Partners II, LP, Morgan Stanley Capital Partners III, LP, MSCP III 892 Investors, LP, Morgan Stanley Capital Investors, LP, Frontenac VII Limited Partnership,

Frontenac Masters VII Limited Partnership, Battery Ventures IV, LP, Battery Investment Partners IV, LLC, Vulcan Ventures Incorporated, Royce J. Holland, Thomas M. Lord, Anthony J. Parella and certain other stockholders listed therein are parties to an Amended and Restated Registration Agreement dated as of September 13, 1999. The Morgan Stanley funds, Madison Dearborn Capital Partners, and Frontenac Company funds each are entitled to demand two long-form registrations, such as registration on Form S-1, and unlimited short-form registrations, such as registration on Form S-3, and the Battery Ventures funds are entitled to demand one long-form registration and unlimited short-form registrations. In addition, the stockholders party to the registration agreement may "piggyback" on primary or secondary registered public offerings of Allegiance's securities. Allegiance has agreed to pay the registration expenses in connection with these demand and "piggyback" registrations. Each stockholder party to this registration agreement is subject to holdback restrictions in the event of a public offering of Allegiance securities.

Allegiance, Morgan Stanley & Co. Incorporated, Salomon Brothers Inc, Bear Stearns & Co. Inc. and Donaldson Lufkin & Jenrette Securities Corporation are parties to a Warrant Registration Rights Agreement dated as of February 3, 1998. Allegiance has an effective shelf registration statement with respect to the issuance of the common stock issuable upon exercise of the redeemable warrants. Allegiance is required to maintain the effectiveness of such registration statement until all redeemable warrants have expired or been exercised. Allegiance is required to pay the expenses associated with such registration.

Voting Agreements

Allegiance, Madison Dearborn Capital Partners II, LP, Morgan Stanley Capital Partners III, LP, MSCP III 892 Investors, LP, Morgan Stanley Capital Investors, LP, Frontenac VII Limited Partnership, Frontenac Masters VII Limited Partnership, Battery Ventures IV, LP, Battery Investment Partners IV, LLC, Royce
J. Holland, Thomas M. Lord, Anthony J. Parella and certain other stockholders listed therein are parties to an Stock Purchase Agreement dated as of August 13, 1997. The parties to such agreement have each agreed to vote all of their shares in such a manner as to elect the following persons to serve as Directors:
Madison Dearborn Capital Partners, Morgan Stanley funds, and Frontenac Company funds each have the right to designate two Directors; Battery Ventures funds have the right to designate one Director; Allegiance's Chief Executive Officer has the right to serve as a Director; the management investors have the right to designate three Directors; and the final two directorships may be filled by representatives designated by the fund investors and acceptable to the management investors. In the event Madison Dearborn Capital Partners II, LP's beneficial ownership of common stock is less than 30% but equal to or greater than 15% of its original investment, it will be entitled to designate one Director instead of two; in the event that its beneficial ownership of common stock is less than 15% of its original investment, it will not have a right to designate a Director to the Board. In the event the Morgan Stanley funds' beneficial ownership of common stock is less than 30% but equal to or greater than 15% of their original investment, they will be entitled to designate one Director instead of two; in the event their beneficial ownership of common stock is less than 15% of their original investment, they will not have a right to designate a Director to the Board. As a result of Frontenac Company funds' current beneficial stock ownership, the Frontenac Company funds no longer have a right to designate any Directors to the Board. As a result of the Battery Ventures funds' current beneficial stock ownership, the Battery Ventures funds no longer have a right to designate a Director to the Board.

Indebtedness of Management

In connection with the employment of G. Clay Myers, our Senior Vice President of Finance and Accounting, Mr. Myers borrowed $250,000 from Allegiance on December 6, 1999. Mr. Myers issued a promissory note payable to Allegiance for this amount, which note is payable on December 6, 2002. Such note accrues interest at a rate of 5.74%, payable when the note is due. In the event Mr. Myers' resigns or is terminated by Allegiance for "cause" (as such term is defined in the note), then the note will become immediately due and payable. The note is secured by a pledge of Mr. Myers' Allegiance stock options.

Other

Morgan Stanley & Co. Incorporated, an affiliate of Morgan Stanley Dean Witter Capital Partners, one of our original equity investors, was one of the underwriters in our February 2000 common stock offering and received fees of approximately $2.9 million in connection with such offering. Morgan Stanley Senior Funding, Inc., an affiliate of Morgan Stanley Dean Witter Capital Partners, is a lender of our new senior secured credit facilities and received fees of approximately $1.1 million in 2000 in connection with such credit facilities.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our Directors, executive officers and persons who own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Allegiance. Such persons are also required by SEC regulations to furnish Allegiance with copies of all Section 16(a) reports they file. Based on written representations received from such persons, Allegiance believes that each of its executive officers, Directors and greater than 10% owners complied with all Section 16(a) filing requirements applicable to them during 2000.

                             EXECUTIVE COMPENSATION

The report below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent Allegiance specifically incorporates this information by reference, and shall not be deemed filed under such Acts.

REPORT ON EXECUTIVE COMPENSATION.

Compensation Philosophy

The Compensation Committee makes recommendations to the Board of Directors with respect to Allegiance's general compensation and employee stock ownership policies and practices. The Compensation Committee also determines the compensation to be paid to Allegiance's Chief Executive Officer and each of its other senior executive officers. None of Allegiance's executive officers has an employment agreement that provides for a specified salary, bonus, severance or other cash payment. Thus, all of Allegiance's executive compensation decisions are made solely in the discretion of the Compensation Committee, subject to review and approval by the full Board of Directors. Allegiance management consults with members of the Compensation Committee throughout the year on compensation issues and discusses such issues and takes action with respect thereto at meetings of the full Board of Directors. The Compensation Committee held one meeting in 2000 separate from the Board of Directors.

Allegiance's approach to executive compensation, as implemented by the Compensation Committee, has been designed to provide a competitive compensation program that will enable Allegiance to attract, motivate, reward and retain individuals who possess the necessary level of skill, experience and dedication. Allegiance's compensation policies are based on the principle that each executive's financial rewards should be aligned with the financial interests of Allegiance's stockholders. The Compensation Committee has therefore placed more emphasis on incentive based equity compensation and less on cash compensation.

Compensation payments in excess of $1 million to Allegiance's Chief Executive Officer or the other four most highly compensated executive officers are subject to a limitation on deductibility for Allegiance under Section 162(m) of the Internal Revenue Code, as amended. Certain performance-based compensation is not subject to the limitation on deductibility. Cash compensation for 2000 that is subject to this limitation did not exceed $1 million for any Allegiance executive officer. Allegiance has substantial net operating loss carryforwards and the Compensation Committee therefore does not believe that the potential limitation of Section 162(m) on future compensation deductions is a material factor in determining how to structure Allegiance executive compensation in the near term.

Annual Salaries

Base salaries for Allegiance's executive officers are determined by evaluating the responsibilities associated with the position held and the experience of the individual, and by reference to the competitive marketplace for management talent. Adjustments in salary and performance-based bonuses for executive officers are determined by evaluating:

     - the competitive marketplace for management talent,

     - Allegiance's operating performance,

     - the performance of the executive officer, particularly with respect to such officer's ability to manage Allegiance's rapid growth, and

     - any increased responsibilities assumed by the executive officer.

All base salary determinations take into account the level of each executive's ownership of Allegiance stock and the incentive provided by such ownership and the vesting associated with it. To evaluate the competitive marketplace, Allegiance retained on behalf of the Compensation Committee, a benefits consulting firm that conducted a comprehensive survey of compensation and benefits provided in the communications industry. Based on such survey, the Compensation Committee determined that Allegiance salaries and bonuses are generally at the median level paid by Allegiance's competitors.

Annual Bonuses

Allegiance considers the payment of cash bonuses as an important component of the incentive compensation provided to each of its executive officers. Bonus targets for each such executive are set annually by the Compensation Committee at the beginning of each year. Bonuses to executive officers is at the discretion of the Compensation Committee and based on various factors, including the level of Allegiance's achievement of its strategic and operating goals and the level of personal achievement by the individual executive officer.

Compensation of Chief Executive Officer

Royce Holland's salary for 2000 was $250,000 and his maximum bonus target was $125,000. These amounts represent approximately one half of the median level paid to chief executive officers of comparable companies according to the report of the benefits consultant retained on behalf of the Compensation Committee. As such, Mr. Holland's compensation is substantially lower than that of his peers. At the recommendation of Mr. Holland, Mr. Holland's salary for 2001 was not increased to the median level paid to chief executive officers of comparable companies, and was only increased to $275,000 for 2001. The Compensation Committee believes that Mr. Holland's stock ownership as well as Mr. Holland's personal commitment to lead Allegiance in the pursuit of its growth strategy, provide Mr. Holland with significant incentive to remain with Allegiance.

Although Royce Holland and the other senior executive officers had earned bonuses for year 2000, the Compensation Committee decided not to issue any cash bonuses and instead the Committee determined that the absence of cash bonuses be taken into account in determining the amount of additional stock option grants for these officers in 2000.

Founders' Stock and Allegiance Stock Plans

Royce Holland, Tom Lord, Dan Yost and Tony Parella were part of Allegiance's founding management team and today beneficially own in the aggregate approximately 10.6 million shares of common stock, or approximately 9.5% of the total shares outstanding as of March 12, 2001. In addition to Royce Holland, Tom Lord, Dan Yost and Tony Parella, Allegiance's founding management team includes 17 executives currently employed by Allegiance. This founders' stock, together with Allegiance's option plans and employee stock discount purchase plan, contribute to Allegiance's ability to attract and retain the best available personnel. It is the philosophy of the Compensation Committee to tie a significant portion of an executive's total opportunity for financial gain to increases in the value of Allegiance's common stock. The Compensation Committee believes that employees who are owners of Allegiance will focus on its long-term success and on building stockholder value.

All employees, including executive officers, of Allegiance and its subsidiaries are eligible for grants of stock options, including outperform stock options. During each fiscal year, the Compensation Committee authorizes the grant of stock options to employees, including executive officers, who are recommended by management as being in a position to continue to contribute to Allegiance's growth and profitability. The number of options granted to a particular employee is based on management's assessment of his or her performance and contribution.

Compensation Committee,

         James N. Perry, Jr., Director and Committee Chairman
         James E. Crawford, III, Director
         Richard D. Frisbie, Director
         Dino Vendetti, Director

SUMMARY COMPENSATION TABLE.

The following table sets forth certain summary information for the years ended December 31, 2000, 1999 and 1998, concerning the compensation paid and awarded to (a) Allegiance's Chief Executive Officer and (b) the four other executive officers who, based on salary and bonus compensation from Allegiance, were the most highly compensated officers of Allegiance for the year ended December 31, 2000 (such five executive officers, the "Named Executive Officers").

                                                                                             LONG TERM
                                                                                            COMPENSATION
                                                                                            ------------
                                                                     ANNUAL COMPENSATION     SECURITIES
                                                                     --------------------    UNDERLYING
NAME AND PRINCIPAL POSITION                                   YEAR   SALARY($)   BONUS($)    OPTIONS(#)
---------------------------                                   ----   ---------   --------   ------------
Royce J. Holland............................................  2000   $250,000      (1)          21,404
  Chairman of the Board and                                   1999   $225,100    $150,000           --
  Chief Executive Officer                                     1998   $206,928    $150,000           --
C. Daniel Yost..............................................  2000   $250,000      (1)          21,404
  President and Chief                                         1999   $225,000    $150,000           --
  Operating Officer                                           1998   $194,742    $100,000           --
Thomas M. Lord..............................................  2000   $225,000      (1)          21,404
  Executive Vice President of                                 1999   $200,000    $150,000           --
  Corporate Development and                                   1998   $179,850    $150,000           --
  Chief Financial Officer
Anthony J. Parella..........................................  2000   $185,600      (1)       1,207,135
  Executive Vice President                                    1999   $150,803    $80,000       300,000
                                                              1998   $133,691    $60,000
Mark B. Tresnowski..........................................  2000   $215,000      (1)         805,703
  Senior Vice President,                                      1999   $184,616    $80,000       495,000
  General Counsel and Secretary                               1998         --         --            --

---------------

(1) The absence of cash bonuses for the Named Executive Officers was taken into account in determining year end stock option grants for such officers. See also discussion below regarding outperform stock option grants.

OPTION GRANTS IN LAST FISCAL YEAR.

The following table sets forth information concerning the award of stock options to the Named Executive Officers during fiscal 2000.

                                                                    EXERCISE
                                                                     PRICE/                   POTENTIAL REALIZABLE
                                                      PERCENT OF     MARKET                  VALUE AT ASSUMED ANNUAL
                                       NUMBER OF        TOTAL        PRICE                    RATES OF STOCK PRICE
                                      SECURITIES       OPTIONS        PER                    APPRECIATION FOR OPTION
                                      UNDERLYING      GRANTED TO    SHARE AT                         TERM(4)
                                        OPTIONS      EMPLOYEES IN    GRANT     EXPIRATION   -------------------------
NAME                                  GRANTED(#)     FISCAL YEAR      DATE        DATE        5%($)         10%($)
----                                 -------------   ------------   --------   ----------   ----------    -----------
Royce J. Holland...................      21,404(1)      0.13%       $14.0156    3/31/2003      (5)            (5)
C. Daniel Yost.....................      21,404(1)      0.13%       $14.0156    3/31/2003      (5)            (5)
Thomas M. Lord.....................      21,404(1)      0.13%       $14.0156    3/31/2003      (5)            (5)
Anthony J. Parella(2)..............     300,000         1.82%       $50.1250     8/2/2006   $5,114,189    $11,602,349
                                        600,000         3.64%       $14.0156   11/30/2006   $2,859,987    $ 6,488,335
                                          7,135         0.04%       $14.0156    3/31/2003      (5)            (5)
Mark B. Tresnowski(3)..............     150,000         0.91%       $61.5000     1/1/2006   $3,137,383    $ 7,117,651
                                        150,000         0.91%       $14.0156   11/30/2006   $  714,997    $ 1,622,084
                                         10,703         0.06%       $14.0156    3/31/2003      (5)            (5)

---------------

(1) Each of Royce Holland, Dan Yost and Tom Lord were granted 21,404 outperform stock options on November 30, 2000. 25% of these options vest on each of February 28, 2001, May 31, 2001, August 31, 2001 and November 30, 2001. None of these options are exercisable until November 30, 2001. Please see the discussion below regarding the outperform stock options.

(2) Tony Parella was granted (a) 300,000 non-qualified stock options on August 2, 2000 (34% of these options vest on August 2, 2001, with 2.75% additional options vesting each month thereafter), (b) 600,000 non-qualified stock options on November 30, 2000 (264,000 of these options vest on June 30, 2001 with 2.75% additional options vesting each month thereafter), and (c) 7,135 outperform stock options on November 30, 2000 (25% of these options vest on each of February 28, 2001, May 31, 2001, August 31, 2001 and November 30, 2001 and none of these options are exercisable until November 30, 2001). Please see the discussion below regarding the outperform stock options.

(3) Mark Tresnowski was granted (a) 150,000 non-qualified stock options on January 1, 2000 (34% of such options vested on January 1, 2001, with 2.75% additional options vesting each month thereafter), (b) 150,000 non-qualified stock options on November 30, 2000 (74,250 of these options vest on June 30, 2001 with 2.75% additional options vesting each month thereafter), and (c) 10,703 outperform stock options on November 30, 2000 (25% of these options vest on each of February 28, 2001, May 31, 2001, August 31, 2001 and November 30, 2001 and none of these options are exercisable until November 30, 2001). Please see the discussion below regarding the outperform stock options.

(4) These assumed rates of appreciation are provided in order to comply with the requirements of SEC and do not represent our expectation as to the actual rate of appreciation of the common stock. The actual value of the options will depend on the performance of our common stock, and may be greater or less than the amounts shown, and will also depend on an optionee's continued employment through the vesting period.

(5) Since the value of these outperform stock options are based on the performance of our common stock compared to the performance of the Nasdaq 100 Index, applying a 5% and 10% assumed rate of annual stock price appreciation does not accurately reflect the terms of these options. Please see the table and discussion below regarding the outperform stock options.

EXERCISE OF STOCK OPTIONS AND FISCAL YEAR-END OPTION VALUES.

The following table sets forth information concerning the exercise of stock options by the Named Executive Officers during fiscal 2000 and the value of such officers' unexercised options at December 31, 2000.

                                                                                                                      VALUE OF
                                                                                                                     UNEXERCISED
                                                                                         VALUE OF UNEXERCISED       IN-THE-MONEY
                                                           NUMBER OF SECURITIES          IN-THE-MONEY OPTIONS          OSOS AT
                                                          UNDERLYING UNEXERCISED         (OTHER THAN OSOS) AT         12/31/00
                               SHARES                     OPTIONS AT 12/31/00(#)            12/31/00($)(1)             ($)(2)
                             ACQUIRED ON     VALUE      ---------------------------   ---------------------------   -------------
NAME                         EXERCISE(#)    REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE   UNEXERCISABLE
----                         -----------   ----------   -----------   -------------   -----------   -------------   -------------
Royce J. Holland...........        --              --          --          21,404             --             --      $1,511,345
C. Daniel Yost.............        --              --          --          21,404             --             --      $1,511,345
Thomas M. Lord.............        --              --          --          21,404             --             --      $1,511,345
Anthony J. Parella.........        --              --     118,500       1,088,635             --     $4,950,000      $  503,806
Mark B. Tresnowski.........    40,000      $2,130,152     264,425         501,278     $5,711,316     $5,353,729      $  755,744

---------------

(1) The value of unexercised in-the-money (i.e., options that had a positive spread between the exercise price and the fair market value of the common stock) options that are not outperform stock options as of December 31, 2000, is based on the December 29, 2000 closing price of $22.2656 per share of our common stock as reported on the Nasdaq National Market.

(2) Outperform stock options are being valued based on the outperform multiplier and the change to the outperform stock option exercise price as of December 31, 2000 in accordance with their option agreements. The exercise price of an outperform stock option is subject to change based on the percentage change in the Nasdaq 100 for the period from the date of grant to the day before the options are exercised. Please see the discussion below regarding the outperform stock options.

OUTPERFORM STOCK OPTION GRANTS.

In 2000, Allegiance granted outperform stock options ("OSOs") under its 1998 Stock Incentive Plan to certain executive officers. A holder of an OSO is entitled to receive shares of our common stock (or cash, in the discretion of the Compensation Committee in connection with a change of control of Allegiance) based on the performance of our common stock compared to the performance of the Nasdaq 100 Index. The exercise price of OSOs may increase or decrease based on the aggregate percentage increase or decrease in the Nasdaq 100 Index. The value received for awards under an OSO agreement is based on a formula involving a multiplier (not to exceed eight) related to how much our common stock outperforms the Nasdaq 100 Index. To the extent that our common stock outperforms the Nasdaq 100 Index, the value of these outperform stock options to an option holder may exceed the value of our standard non-qualified stock options. For example, an executive receives 1,000 OSOs on November 30, 2000 at an exercise price of $14.0156. Assume that from November 30, 2000 to March 31, 2002, our common stock price increases from $14.0156 to $20 (a 42.698% increase). Assume also that during this same period, the Nasdaq 100 Index increases from 2341.70 to 2500 (a 6.76% increase). The original exercise price of the OSO changes based on the percentage change in the Nasdaq 100 Index, and therefore, the exercise price of these OSOs would increase from $14.0156 to $14.9631. Because our common stock outperformed the Nasdaq 100 Index by more than 10%, a multiplier of eight (the maximum multiplier) would be applied to the value of the OSO. As a result, these options would be worth $40,296 on March 31, 2002. If the performance of our common stock does not exceed the performance of the Nasdaq 100 Index, an OSO will have no value.

All of the OSOs granted in 2000 were granted on November 30, 2000, have an initial exercise price of $14.0156 and vest 25% on each of February 28, 2001, May 31, 2001, August 31, 2001 and November 30, 2001. None of these options are exercisable until November 30, 2001 and are thereafter exercisable until March 31, 2003 (unless the term is extended by the Compensation Committee). The vesting of these options accelerates if the recipient is terminated by the company without cause (as defined in each agreement) or if such person's employment is terminated because of death or permanent disability.

EXECUTIVE AGREEMENTS.

Royce J. Holland Executive Agreement

In August 1997, Allegiance, Allegiance Telecom, LLC, and Royce Holland entered into an Executive Purchase Agreement, a Securityholders Agreement, Stock Purchase Agreement and a Registration Agreement. The Registration Agreement was amended and restated on September 13, 1999. Certain of these agreements are also described under "Certain Relationships and Related Transactions" above. In December 1999, Allegiance and Royce Holland amended and restated the Executive Purchase Agreement. These agreements include, among others, the following terms:

     Restrictions on Transfer; Holdback and "Drag Along" Agreements. Mr. Holland's Allegiance Telecom common stock issued under his Executive Purchase Agreement is currently 100% vested. However, his executive securities are subject to various restrictions on transferability, holdback periods in the event of a public offering of Allegiance's securities and provisions requiring the holder of such shares to approve and, if requested by Allegiance, sell its shares in any sale of Allegiance that is approved by the Board.

     Terms of Employment. Mr. Holland is an "at will" employee and, thus, may be terminated by Allegiance at any time and for any reason. Mr. Holland is not entitled to receive any severance payments upon any such termination.

     Noncompetition and Nonsolicitation Agreements. During the noncompete period described below, Mr. Holland may not hire or attempt to induce any employee of Allegiance to leave Allegiance's employ, nor attempt to induce any customer or other business relation of Allegiance to cease doing business with Allegiance, nor in any other way interfere with Allegiance's relationships with its employees, customers, and other business relations. Also, during this noncompete period, Mr. Holland may not participate in any business engaged in the provision of competitive local exchange telecommunications services in any metropolitan statistical area in which Allegiance is engaged in business or has at any time had an approved business plan to engage in business. The noncompete period in this agreement is the period of employment and the one year following termination of employment for any reason, but terminates immediately upon a qualified sale of Allegiance.

     Gross-Up for Excise Taxes. In addition, the Holland Executive Purchase Agreement contains a "gross-up" provision pursuant to which any payment, which would be subject to certain excise taxes occurring as a result of such agreement, would include an additional gross-up payment resulting in the executive retaining an additional amount equal to these excise taxes.

C. Daniel Yost Executive Agreement

In January 1998, Allegiance, Allegiance Telecom, LLC, and Dan Yost entered into an Executive Purchase Agreement, a Securityholders Agreement and a Registration Agreement. The Registration Agreement was amended and restated on September 13, 1999. Certain of these agreements are also described under "Certain Relationships and Related Transactions" above. In December 1999, Allegiance and Dan Yost amended and restated the Executive Purchase Agreement, containing substantially the same terms as those described above for Royce Holland. Mr. Yost's Allegiance Telecom common stock issued under his Executive Purchase Agreement is currently 100% vested.

Thomas M. Lord Executive Agreement

In August 1997, Allegiance, Allegiance Telecom, LLC, and Tom Lord entered into an Executive Purchase Agreement, a Securityholders Agreement, Stock Purchase Agreement and a Registration Agreement. The Registration Agreement was amended and restated on September 13, 1999. Certain of these agreements are also described under "Certain Relationships and Related Transactions" above. In December 1999, Allegiance and Tom Lord amended and restated the Executive Purchase Agreement, containing substantially the same terms as those described above for Royce Holland. Mr. Lord's Allegiance Telecom common stock issued under his Executive Purchase Agreement is currently 100% vested.

Anthony J. Parella Executive Agreement

In August 1997, Allegiance, Allegiance Telecom, LLC and Tony Parella entered into an Executive Purchase Agreement, a Securityholders Agreement, Stock Purchase Agreement and a Registration Agreement. The Registration Agreement was amended and restated on September 13, 1999. Certain of these agreements are also described under "Certain Relationships and Related Transactions" above. These agreements include, among others, the following terms:

     Restrictions on Transfer; Holdback and "Drag Along" Agreements. Mr. Parella's Allegiance Telecom common stock issued under his Executive Purchase Agreement is currently 100% vested. However, these executive securities are subject to various restrictions on transferability, holdback periods in the event of a public offering of Allegiance's securities and provisions requiring the holder of such shares to approve and, if requested by Allegiance, sell its shares in any sale of Allegiance that is approved by the Board.

     Terms of Employment. Mr. Parella is an "at will" employee and, thus, may be terminated by Allegiance at any time and for any reason. Mr. Parella is not entitled to receive any severance payments upon any such termination.

Anthony J. Parella and Mark B. Tresnowski Stock Option Agreements

We have granted to Tony Parella, an aggregate of 1,207,135 stock options as follows: (1) 300,000 non-qualified stock options were granted on October 1, 1999, with an exercise price of $35.0832 (34% of such options vested on October 1, 2000, and an additional 2.75% will vest each month thereafter); (2) 300,000 non-qualified stock options were granted on August 2, 2000, with an exercise price of $50.125 (34% of such options will vest on August 8, 2001, and an additional 2.75% will vest each month thereafter); (3) 600,000 non-qualified stock options were granted on November 30, 2000, with an exercise price of $14.0156 (264,000 of these options vest on June 30, 2001 with 2.75% additional options vesting each month thereafter); and (4) 7,135 outperform stock options were granted on November 30, 2000, with an exercise price of $14.0156.

We have granted to Mark Tresnowski, an aggregate of 805,703 stock options as follows: (1) 495,000 non-qualified stock options were granted on February 1, 1999, with an exercise price of $0.6666 (34% of such options vested on February 1, 2000, and an additional 2.75% will vest each month thereafter); (2) 150,000 non-qualified stock options were granted on January 1, 2000, with an exercise price of $61.5000 (34% of such options vested on January 1, 2001, and an additional 2.75% will vest each month thereafter); (3) 150,000 non-qualified stock options were granted on November 30, 2000, with an exercise price of $14.0156 (74,250 of these options vest on June 30, 2001 with 2.75% additional options vesting each month thereafter); and (4) 10,703 outperform stock options were granted on November 30, 2000, with an exercise price of $14.0156.

All of these stock option agreements, except for the outperform stock option agreements described above, provide that upon the consummation of a Change in Control, if such executive is still employed by Allegiance immediately prior to such consummation, all unvested options become vested options. A "Change in Control" is defined as any of the following events: (i) if any "person" or "group" as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, other than any employee benefit plan of Allegiance or a trustee or other administrator or fiduciary holding securities under an employee benefit plan of Allegiance ("Exempt Person"), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act), directly or indirectly, of securities of Allegiance representing 50% or more of the combined voting power of Allegiance's then outstanding securities; or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of Allegiance and any new directors whose election by the Board or nomination for election by Allegiance's stockholders was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved, cease for any reason to constitute a majority thereof; or (iii) the stockholders of Allegiance approve a merger or consolidation of Allegiance with any other corporation, other than a merger or consolidation (A) which would result in all or a portion of the voting securities of Allegiance outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of Allegiance or such surviving entity outstanding immediately after such merger or consolidation or (B) by which the corporate existence of Allegiance is not affected and following which Allegiance's chief executive officer and directors retain their positions with Allegiance (and constitute at least a majority of the Board); or (iv) the stockholders of Allegiance approve a plan of complete liquidation of Allegiance or an agreement for the sale or disposition by Allegiance of all or substantially all Allegiance's assets, other than a sale to an Exempt Person.

In addition, these agreements (other than the outperform stock option agreements) contain a "gross-up" provision pursuant to which any payment, which would be subject to certain excise taxes occurring as a result of these agreements, would include an additional gross-up payment resulting in the executive retaining an additional amount equal to these excise taxes.

                            COMMON STOCK PERFORMANCE

The graphs below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent Allegiance specifically incorporates this information by reference, and shall not be deemed filed under such Acts.

The graphs below set forth comparative information regarding Allegiance's total stockholder return from July 1, 1998 (the date the common stock of Allegiance commenced public trading) through December 31, 2000 (the end of fiscal 2000). The graph assumes the investment of $100 on July 1, 1998 in Allegiance's common stock, the Peer Group Indices and the Nasdaq Composite Index, and assumes dividends are reinvested. Past financial performance should not be considered to be a reliable indicator of future performance, and investors should not use historical trends to anticipate results or trends in future periods.

[PERFORMANCE GRAPH]

--------------------------------------------------------------------------------------------------------------------------
                                  7/01/98   9/30/98  12/31/98   3/31/99   6/30/99   9/30/99  12/31/99   3/31/00   6/30/00
--------------------------------------------------------------------------------------------------------------------------
 Allegiance Telecom, Inc.         100.00     60.91     88.18    181.82    399.09    382.73    670.91    879.24    697.94
 New Peer Group Index(1)          100.00     55.88     82.49    102.72    140.94    161.63    262.98    390.14    274.05
 Prior Year Peer Group Index(2)   100.00     60.07     70.10     93.33    118.10    123.28    178.49    234.58    144.36
 Nasdaq Composite Index           100.00     88.49    113.86    127.09    139.34    142.42    208.55     239.0    207.15

--------------------------------  -------------------
                                   9/30/00  12/31/00
--------------------------------  -------------------
 Allegiance Telecom, Inc.          406.22    242.82
 New Peer Group Index(1)           179.15    164.41
 Prior Year Peer Group Index(2)    102.54     71.60
 Nasdaq Composite Index            191.32    128.27

---------------

(1) The industry peer group consists of competitive local exchange carriers with common stock registered under the Securities Exchange Act of 1934 and traded on a U.S. stock exchange or quoted on the Nasdaq Stock Market, and consists of: Adelphia Business Solutions Inc.; Choice One Communications Inc.; Focal Communications Corporation; McLeodUSA Incorporated; Mpower Communications Corp.; Time Warner Telecom Inc.; WinStar Communications, Inc.; and XO Communications, Inc.

(2) The industry peer group from our 2000 proxy statement consisted of: e.spire Communications, Inc.; GST Telecommunications, Inc.; ICG Communications, Inc.; Intermedia Communications Inc.; McLeodUSA Incorporated; NEXTLINK Communications, Inc.; Teligent, Inc.; US LEC Corp.; and WinStar Communications, Inc. We have changed our peer list to more accurately reflect our peer group as it relates to a changing marketplace. We have not included some of the companies in our prior peer group due to the fact that they have filed for bankruptcy. Other companies have been excluded because of the difference in business strategies from our strategy, and in addition, we have added other companies to this year's peer group because of the similarities in business strategies.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the outstanding common stock of Allegiance as of March 12, 2001 by:

     - each of the Directors,

     - each of the Named Executive Officers,

     - all Directors and Named Executive Officers as a group, and

     - each owner known by Allegiance to own beneficially more than 5% of its outstanding common stock.

Beneficial ownership of less than one percent is indicated by an asterisk. The percentages specified below are based on 111,113,900 shares of common stock outstanding as of March 12, 2001. Shares subject to options exercisable within 60 days of such date are considered for the purpose of determining the percent of the class held by the holder of such options, but not for the purpose of computing the percentage held by others. Unless otherwise noted, the address for each Director and Named Executive Officer of Allegiance is c/o Allegiance Telecom, Inc., 9201 Central Expressway, Dallas, Texas 75231.

                                                              SHARES BENEFICIALLY OWNED
                                                              -------------------------
                                                                            PERCENT OF
NAME OF BENEFICIAL OWNER                                        NUMBER         CLASS
------------------------                                      -----------   -----------
DIRECTORS AND NAMED EXECUTIVE OFFICERS:
Royce J. Holland(1)*........................................   5,872,635        5.3
C. Daniel Yost..............................................   2,036,919        1.8
Thomas M. Lord(2)...........................................   2,268,284        2.0
Anthony J. Parella(3).......................................     611,082         **
Mark B. Tresnowski(4).......................................     405,119         **
James E. Crawford, III(5)(6)................................   1,263,718        1.1
John B. Ehrenkranz(7).......................................          --         --
Paul J. Finnegan(8).........................................      45,512         **
Richard D. Frisbie(9).......................................      86,355         **
Howard I. Hoffen(10)*.......................................          --         --
Reed E. Hundt(11)*..........................................      98,231         **
James N. Perry, Jr.(8)(12)*.................................      37,723         **
All Directors and Named Executive Officers as a group (12
  persons)..................................................  12,725,578       11.4
OTHER 5% OWNERS:
Morgan Stanley Dean Witter Capital Partners(13).............  13,453,369       12.1
Madison Dearborn Capital Partners II, L.P...................   7,307,325        6.6
Massachusetts Financial Services Company(14)................  11,669,795       10.5
Putnam Investments, LLC(15).................................   8,679,179        7.8
T. Rowe Price Associates, Inc.(16)..........................   6,450,100        5.8
Wellington Management Company, LLP(17)......................   5,626,880        5.1

---------------

  *  Nominee for Director.

 **  Denotes less than one percent.

 (1) Consists of: (a) 2,957,907 shares of common stock owned directly by Mr. Holland, (b) 2,910,828 shares of common stock owned by the Royce J. Holland Family Limited Partnership, of which Royce J. Holland is the sole general partner and (c) 3,900 shares of common stock held by Mr. Holland as custodian for his children, as to which 3,900 shares Mr. Holland disclaims beneficial ownership.

 (2) Consists of (a) 1,059,141 shares of common stock owned directly by Mr. Lord and (b) 1,209,143 shares of common stock owned by Mr. Lord's wife and children.

 (3) Consists of: (a) 451,332 shares of common stock owned directly by Mr. Parella and (b) options to acquire 143,250 shares of common stock that have vested as of March 12, 2001 and an additional 16,500 option shares that vest within 60 days. See discussion above regarding "Executive Agreements."

 (4) Consists of: (a) 5,132 shares of common stock owned directly by Mr. Tresnowski and (b) options to acquire 364,512 shares of common stock that have vested as of March 12, 2000 and an additional 35,475 shares that vest within 60 days. See discussion above regarding "Executive Agreements."

 (5) 1,169,790 shares of common stock are owned by Frontenac VII Limited Partnership and 62,952 shares of common stock are owned by Frontenac Masters VII Limited Partnership. Mr. Crawford is a Managing Member of Frontenac Company, VII, L.L.C., the general partner of Frontenac VII Limited Partnership and Frontenac Masters VII Limited Partnership and his address is c/o Frontenac Company, 135 S. LaSalle Street, Suite 3800, Chicago, IL 60603. He disclaims beneficial ownership of these shares of common stock, except to the extent of his pecuniary interest.

 (6) Consists of: (a) 26,272 shares of common stock owned directly by Mr. Crawford, (b) 750 shares owned by Mr. Crawford's spouse, (c) 150 shares owned by Mr. Crawford's son, (d) 1,452 shares held in a dynasty trust for the benefit of Mr. Crawford's son, and 1,452 shares held in a dynasty trust for the benefit of Mr. Crawford's daughter, and (e) 900 shares held by Mr. Crawford as custodian for his son. Mr. Crawford disclaims ownership of the 3,954 shares of common stock described in clauses (c) through (e).

 (7) Mr. Ehrenkranz is a Managing Director of Morgan Stanley Dean Witter Capital Partners, the managing member of the general partner of the funds described in footnote (13) below and their address is c/o Morgan Stanley Dean Witter Capital Partners, 1221 Avenue of the Americas, New York, NY 10020.

 (8) Messrs. Finnegan and Perry are Managing Directors of Madison Dearborn Partners, Inc., the general partner of the general partner of Madison Dearborn Capital Partners II, L.P. and their address is c/o Madison Dearborn Partners, Inc., Three First National Plaza, Suite 3800, Chicago, IL 60602.

 (9) Consists of: (a) 62,583 shares of common stock owned directly by Mr. Frisbie and (b) 23,772 shares of common stock owned through trusts. Mr. Frisbie is a Managing Member of Battery Partners IV, LLC, the general partner of Battery Ventures IV, L.P. and a Managing Member of Battery Investment Partners IV, LLC and his address is c/o Battery Ventures, 20 William Street, Wellesley, MA 02181.

(10) Mr. Hoffen is Chairman, CEO and Director of Morgan Stanley Dean Witter Private Equity and his address is c/o Morgan Stanley Dean Witter Capital Partners, 1221 Avenue of the Americas, New York, NY 10020.

(11) Consists of options to acquire 91,903 shares of common stock that have vested as of March 12, 2001 and an additional 6,328 option shares that vest within 60 days. Mr. Hundt's address is c/o Charles Ross Partners, 1909 K Street, NW, Suite 820, Washington, DC 20006. For an additional discussion of these options, see above section titled "Compensation of Directors."

(12) Consists of: (a) 15,089 shares held directly by Mr. Perry through a living trust and (b) 22,634 shares owned by a family limited partnership.

(13) These shares of common stock are owned by Morgan Stanley Capital Partners III, L.P. (11,865,451 shares), MSCP III 892 Investors, L.P. (1,214,813 shares) and Morgan Stanley Capital Investors, L.P. (373,105 shares).

(14) Of these shares, Massachusetts Financial Services Company has sole voting power as to 11,554,395 shares and sole dispositive power as to 11,669,795 shares. Massachusetts Financial Services Company's address is 500 Boylston Street, Boston, MA 02116. Information is as of February 9, 2001 and is derived from SEC filings.

(15) Of these shares, Putnam Investments, LLC, has shared voting power as to 87,993 shares and shared dispositive power as to 8,679,179 shares. Putnam Investments, LLC is a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. Putnam Investments, LLC's address is One Post Office

     Square, Boston, Massachusetts 02109. Information is as of February 15, 2001 and is derived from SEC filings.

(16) These shares of common stock are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. serves as investment advisor with sole dispositive power as to 6,450,100 shares and sole power to vote 1,184,800 shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such shares; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities. T. Rowe Price Associates, Inc.'s address is 100 E. Pratt Street, Baltimore, MD 21202. Information is as of February 12, 2001 and is derived from SEC filings.

(17) Of these shares, Wellington Management Company, LLP has shared voting power as to 4,915,780 shares and shared dispositive power as to 5,626,880 shares. These shares are owned of record by clients of Wellington Management Company, LLP, in its capacity as an investment advisor. Wellington Management Company, LLP's address is 75 State Street, Boston, MA 02109. Information is as of February 12, 2001 and is derived from SEC filings.

                DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD

PROPOSAL 1: ELECTION OF DIRECTORS

The Board has nominated the following four persons for election to the Board at the Annual Meeting:

        Howard I. Hoffen
          Royce J. Holland
          Reed E. Hundt
          James N. Perry, Jr.

Directors who are elected at the Annual Meeting will be Class III Directors and will serve until the annual meeting of stockholders to be held in 2004 or until their successors are elected and qualified. The nominees have each indicated that they are willing to be elected and to serve. In the event that any nominee is unable to serve or is otherwise unavailable for election, which is not now contemplated, the current Board may or may not select a substitute nominee. If a substitute nominee is selected, all proxies will be voted for the person selected. If a substitute nominee is not selected, all proxies will be voted for the election of the remaining nominees. Proxies will not be voted for a greater number of persons than the number of nominees named.

Directors will be elected by a plurality of the shares present and voting at the meeting. In other words, the four nominees receiving the largest number of votes will be elected to the Board of Directors.

It is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election to our Board of Directors of Messrs. Hoffen, Holland, Hundt and Perry.

--------------------------------------------------------------------------------

                      YOUR BOARD OF DIRECTORS RECOMMENDS A

               VOTE FOR THE ELECTION OF ALL NOMINEES AS DIRECTORS

--------------------------------------------------------------------------------

PROPOSAL 2: AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

On February 15, 2001, the Board of Directors voted to propose and recommend approval of an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of our common stock, par value $.01 per share, from 150,000,000 to 750,000,000. Our stockholders are being asked to approve this proposed amendment. As of March 12, 2001, 111,113,900 shares of common stock were issued and outstanding and 27,863,455 shares were reserved for issuance under our stock option plans, employee stock discount purchase plan and warrants.

The additional common stock to be authorized by adoption of the proposed amendment would have rights identical to our currently outstanding common stock. Holders of our common stock are entitled to one vote for each share and do not have preemptive or other rights to subscribe for additional shares from Allegiance. Adoption of the proposed amendment and issuance of additional shares of common stock would not affect the rights of the holders of currently outstanding common stock, except for effects incidental to increasing the number of shares of common stock outstanding, such as dilution of the earnings per share and voting rights of current holders of common stock. The proposed amendment would not change the par value of the common stock. If the amendment is adopted, it will become effective upon filing a Certificate of Amendment to the company's Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. Please see Appendix B for a copy of the proposed Certificate of Amendment to our Amended and Restated Certificate of Incorporation as it has been proposed.

The purpose of the increase in our authorized common stock is to provide additional shares of common stock that could be issued for corporate purposes without further stockholder approval, unless required by applicable law or regulation. We currently expect that reasons for issuing additional shares of common stock will include effecting acquisitions of other businesses or properties, establishing strategic relationships with other companies and securing additional financing. Reasons for issuing additional shares of common stock also include paying stock dividends or subdividing outstanding shares through stock splits and providing equity incentives to employees, officers, directors or other representatives. The Board of Directors believes that it is in the best interests of the company to have additional shares of common stock authorized at this time to alleviate the expense and delay of holding a special meeting of stockholders to authorize additional shares of common stock when the need arises. As of the date of this proxy statement, we do not have any agreements, commitments or plans with respect to the sale or issuance of additional shares of our common stock, other than with respect to those shares of common stock reserved for issuance as noted above.

Although the Board of Directors is motivated by business and financial considerations in proposing this amendment, and not by the threat of any attempt to accumulate shares or otherwise gain control of Allegiance Telecom (and the Board of Directors is not currently aware of any such attempts), stockholders nevertheless should be aware that approval of the amendment could facilitate efforts by us to delay, deter or prevent changes of control of the company in the future, including transactions in which the stockholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner. Shares of authorized and unissued common stock could be issued (within the limits imposed by applicable law or regulation) in one or more transactions which would make a change in control of Allegiance more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of common stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of Allegiance. We have previously adopted certain measures that may have the effect of helping to resist an unsolicited takeover attempt.

The approval of the adoption of the amendment to our Amended and Restated Certificate of Incorporation requires the affirmative vote of a majority of the outstanding shares of our common stock. Abstentions and broker non-votes are not affirmative votes and, therefore, will have the same effect as a vote against the proposal.

--------------------------------------------------------------------------------

       YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE

     AMENDMENT TO ALLEGIANCE TELECOM'S AMENDED AND RESTATED CERTIFICATE OF
                                 INCORPORATION

--------------------------------------------------------------------------------

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

Our Board of Directors has selected Arthur Andersen LLP as the company's independent public accountants for the fiscal year ending December 31, 2001. Arthur Andersen LLP has audited our consolidated financial statements each year since our inception in April 1997. Stockholder ratification of this proposal is not required to be voted upon by the stockholders. However, our Board of Directors is submitting this proposal to our stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection of Arthur Andersen LLP by a majority vote, the Board will reconsider whether or not to retain Arthur Andersen LLP, although the Board would not be required to select different independent public accountants for Allegiance. Even if this proposal is ratified, the Board of Directors in its discretion may direct the appointment of a different independent accountant at any time during the year if the Board of Directors determines that such a change would be in the best interests of Allegiance and its stockholders.

Representatives of Arthur Andersen LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The Board of Directors is seeking ratification of its selection by the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting.

--------------------------------------------------------------------------------

                 YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

             RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP

             AS ALLEGIANCE TELECOM'S INDEPENDENT PUBLIC ACCOUNTANTS

--------------------------------------------------------------------------------

OTHER MATTERS

Our management does not know of any matters other than those discussed in this proxy statement that will be presented at the Annual Meeting. If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the enclosed proxy card will have the discretion to vote on those matters.

               INFORMATION ABOUT SUBMITTING STOCKHOLDER PROPOSALS

Stockholder proposals for inclusion in proxy materials for Allegiance's annual meeting of stockholders to be held in 2002 should be addressed to Allegiance's Secretary at its offices at 700 E. Butterfield Road, Suite 400, Lombard, IL 60148. Such proposals must be received by Allegiance on or before December 4, 2002.

If a stockholder, rather than placing a proposal in Allegiance's proxy as discussed above, commences his or her own proxy solicitation for the 2002 annual meeting of stockholders or seeks to nominate a candidate for election or proposes business for consideration at such meeting, the stockholder must give timely written notice to Allegiance's Secretary. To be timely, a stockholder's notice must:

     - be delivered to or mailed and received at Allegiance's principal executive offices in Dallas, Texas,

     - not less than 60 days nor more than 90 days prior to the meeting, and

     - meet certain other requirements as set forth in Allegiance's by-laws.

However, in the event that less than 70 days' notice or prior public announcement is given or made to stockholders, notice must be given by the stockholder not later than the close of business on the tenth day following the date which such notice was mailed or such public announcement was made. Allegiance's proxy relating to the annual meeting of stockholders to be held in 2002 will give discretionary voting authority to the proxy holders to vote with respect to any such proposal that is received by Allegiance outside of these dates. Any stockholder interested in making such a nomination or proposal should obtain a copy of Allegiance's by-laws. Allegiance has filed these by-laws with the SEC.

                               OTHER INFORMATION

Allegiance Telecom's 2000 Annual Report for the fiscal year ended December 31, 2000 was mailed to stockholders prior to or together with the mailing of this proxy statement. Stockholders who wish to order additional copies of the 2000 Annual Report may obtain additional copies by writing to: Andrew Albrecht, Director of Investor Relations, Allegiance Telecom, Inc., 3500 Piedmont Road, Suite 340, Atlanta, Georgia 30305, telephone number (404) 475-4102, facsimile number (404) 475-4105, email: andrew.albrecht@algx.com.

Allegiance is required to file an annual report on Form 10-K for the fiscal year ended December 31, 2000 with the SEC. Stockholders may obtain, free of charge, a copy of Allegiance's annual report on Form 10-K by writing to: Andrew Albrecht, Director of Investor Relations, Allegiance Telecom, Inc., 3500 Piedmont Road, Suite 340, Atlanta, Georgia 30305, telephone number (404) 475-4102, facsimile number (404) 475-4105, email: andrew.albrecht@algx.com. Allegiance will provide copies of the exhibits to the Form 10-K upon payment of a reasonable fee.

A list of all stockholders entitled to vote at the Annual Meeting will be open for examination by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours for a period of 10 days before the Annual Meeting at Allegiance's offices located at: (a) 9201 Central Expressway, Dallas, Texas 75231 and (b) 700 E. Butterfield Road, Suite 400, Lombard, Illinois 60148.

                                   APPENDIX A
                            ALLEGIANCE TELECOM, INC.

                            AUDIT COMMITTEE CHARTER

The audit committee is a committee of the Board of Directors of Allegiance Telecom, Inc. ("Allegiance"). Its primary function is to assist the Board in fulfilling its oversight responsibilities by reviewing the (a) financial information which will be provided to the public, including Allegiance stockholders, (b) systems of internal controls which management and the Board of Directors have established, and (c) audit processes.

In meeting its responsibilities, the audit committee will endeavor to:

      1. Provide an open avenue of communication between management, the independent accountants, and the Board of Directors.

      2. Review and, if necessary, update the committee's charter annually.

      3. Recommend to the Board of Directors the independent accountants to be nominated, approve the compensation of the independent accountants, and review and approve any discharge of the independent accountants.

      4. Receive written statement from independent accountants delineating all relationships between independent accountants and Allegiance.

      5. Confirm and seek to assure the independence of the independent accountants, including a review of management consulting services and related services provided by the independent accountants.

      6. Inquire of management and the independent accountants about significant risks or exposures and assess the steps management has taken to minimize the risk to Allegiance.

      7. Consider, in consultation with the independent accountants, the audit scope and the plan of the independent accountants.

      8. Consider with management and the independent accountants the need, if any, to employ audit firms other than the principal independent accountants.

      9. Review with the independent accountants the coordination of audit efforts to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

     10. Consider and review with the independent accountants and management:

          (a) The adequacy of Allegiance's internal controls including computerized information system controls and security.

          (b) Any related significant findings and recommendations of the independent accountants together with management's responses thereto.

     11. Review with management and the independent accountants at the completion of the annual examination:

          (a) Allegiance's annual financial statements and related footnotes.

          (b) The independent accountant's audit of the financial statements and his or her report thereon.

          (c) Any significant changes required in the independent accountant's audit plan.

          (d) Any material difficulties or disputes with management encountered during the course of the audit.

          (a) Other matters related to the conduct of the audit which are to be communicated to the committee under generally accepted auditing standards.

     12. Review filings to be made by Allegiance with the SEC and other published documents containing Allegiance's financial statements and consider whether the information contained in these documents is consistent with the information contained in the financial statements.

     13. Review with management and the independent accountants, each interim financial report before it is filed with the SEC or other regulators.

     14. Review policies and procedures with respect to officers' expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the independent accountants.

     15. Review legal and regulatory matters that may have a material impact on the financial statements, related Allegiance compliance policies and programs and reports received from regulators.

     16. Meet with the independent accountants and/or management in separate executive sessions to discuss any matters that the committee or these groups believe should be discussed privately with the audit committee.

     17. Report committee actions to the Board of Directors with such recommendations as the committee may deem appropriate.

     18. To the extent required by the SEC or NASD rules, prepare a letter for inclusion in the annual report that discusses the committee's composition and responsibilities, and how they were discharged.

     19. The audit committee shall have the power to conduct or authorize investigations into any matters within the committee's scope of responsibilities. The committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation.

     20. The committee may ask members of management or others to attend the audit committee meeting and provide pertinent information as necessary.

     21. The committee will have authority to perform such other functions as assigned by law, Allegiance's charter or bylaws, or the Board of Directors.

The membership of the audit committee shall consist of at least three independent members of the Board of Directors who shall serve at the pleasure of the Board of Directors. Audit committee members and the committee chairman shall be designated by the full Board of Directors. All members of the audit committee will be able to read and understand fundamental financial statements, including Allegiance's balance sheet, income statement and cash flow statement. At least one member of the audit committee will have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background, including a current or past position as a chief executive or financial officer or other senior officer with financial oversight responsibilities.

The duties and responsibilities of a member of the audit committee are in addition to those duties applicable to any member of the Board of Directors.

                                                                      APPENDIX B

                        CERTIFICATE OF AMENDMENT TO THE
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            ALLEGIANCE TELECOM, INC.

                                   *  *  *  *

     The undersigned, being the Secretary of Allegiance Telecom, Inc., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY as follows:

     FIRST: The Board of Directors of the Corporation adopted the resolution set forth below proposing an amendment to the Amended and Restated Certificate of Incorporation of the Corporation (the "Amendment") and directed that the Amendment be submitted to the stockholders of the issued and outstanding shares of capital stock of the Corporation entitled to vote thereon for its consideration and approval:

     RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation be, and hereby is, amended in accordance with Section 242 of the Delaware General Corporation Law by replacing Part A of ARTICLE IV thereof with the following:

         "Part A. General. The maximum number of shares of capital stock that the Corporation is authorized to have outstanding at any one time is 751,000,000 shares, consisting of: (i) 1,000,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock"); and (ii) 750,000,000 shares of Common Stock, par value $0.01 per share (the "Common Stock")."

     SECOND: That the Certificate of Amendment has been approved by the Corporation pursuant to a resolution of its Board of Directors and duly adopted by the majority of the shares outstanding entitled to vote thereon.

     THIRD: The Certificate of Amendment was duly adopted in accordance with the provisions of Sections 242 and 222 of Delaware General Corporation Law.

     FOURTH: That the Certificate of Amendment shall become effective on the date this Certificate of Amendment is duly filed with the Secretary of State of the State of Delaware.

     IN WITNESS WHEREOF, the undersigned does hereby declare and certify under penalties of perjury that this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation is the act and deed of the Corporation and the facts stated herein are true, and accordingly has
hereunto set his hand this           day of             , 2001.

                                            ALLEGIANCE TELECOM, INC.,
                                            a Delaware corporation

                                            By:
                                              ----------------------------------
                                                      Mark B. Tresnowski
                                                Senior Vice President, General
                                                            Counsel
                                                        and Secretary

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                            ALLEGIANCE TELECOM, INC.

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 9, 2001


R

R The undersigned hereby appoints G. Clay Myers and Mark B. Tresnowski or either of them, with full power of substitution, as proxies to
O represent the undersigned at the Annual Meeting of Stockholders of Allegiance Telecom, Inc., to be held in the INFOMART, 1950 N. Stemmons
X Freeway, Dallas, Texas 75207, on Wednesday, May 9, 2001, at 11:00 a.m., local time and at any adjournment(s) thereof, and to vote all shares of
y stock which the undersigned may be entitled to vote at said meeting with respect to the proposals as set forth in the Proxy Statement, and in their discretion, upon any other matters that may properly come before the meeting.

     You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. To vote by telephone or Internet, please see the reverse of this card. To vote by mail, please sign and date this card on the reverse and mail promptly in the enclosed postage pre-paid envelope.

                                                                    ------------
                                                                     SEE REVERSE
                                                                        SIDE
                                                                    ------------

--------------------------------------------------------------------------------

   o FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL o

                 HOW TO RECEIVE FUTURE ANNUAL REPORTS AND PROXY
                               STATEMENTS ON-LINE

         You may receive future Allegiance Telecom, Inc. Annual Reports and Proxy Statements on-line over the Internet by submitting your consent to Allegiance Telecom. This will save Allegiance Telecom postage and printing expenses and provide information to you faster. If you are a registered stockholder and you wish to consent to Internet delivery of future Annual Reports and Proxy Statements, follow the instructions set forth below.

     o Log onto the Internet and go to web site: http://www.econsent.com/algx (if you are voting your shares this year using the Internet, you can link to this web site directly from the web site where you vote your shares).

     o You will be asked to consent to Internet delivery of annual meeting materials and provide your e-mail address and account number. Your account number is the 10 digit hyphenated number located above your name on this proxy card.

         If you are not a registered stockholder and you wish to consent to Internet delivery of future Annual Reports and Proxy Statements, please contact your bank, broker or other agent and inquire about the availability of such option for you.

         If you consent, your account will be so noted and, when the Allegiance Telecom 2000 Annual Report and the Proxy Statement for the 2001 Annual Meeting of Stockholders become available, you will be notified by e-mail as to how to access them on the Internet.

         If you do elect to receive your Allegiance Telecom materials over the Internet, you can still request paper copies by reregistering on the Internet site above, or by contacting Allegiance Telecom, Inc. at 3500 Piedmont Road, Suite 340, Atlanta, Georgia 30305, Attention: Investor Relations.

    PLEASE MARK YOUR                                                       3339
[X] VOTES AS IN THIS
    EXAMPLE.

          UNLESS YOU INDICATE OTHERWISE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

                                        DIRECTORS RECOMMEND A VOTE FOR ALL NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

                     FOR                WITHHELD                                                       FOR    AGAINST   ABSTAIN
1. Election of 4     [ ]                  [ ]          Nominees:                  2. Amendment to      [ ]      [ ]       [ ]
   Directors.                                          01. Howard I. Hoffen          Amended and
                                                       02. Royce J. Holland          Restated Certificate
                                                       03. Reed E. Hundt             of Incorporation
                                                       04. James N. Perry, Jr.
For all except the following nominee(s):                                                               FOR    AGAINST   ABSTAIN
                                                                                  3. Ratify            [ ]      [ ]       [ ]
                                                                                     appointment of
-----------------------------------------                                            independent
                                                                                     accountants.




                                                                                     Please date and sign here exactly as name
                                                                                     appears hereon. When signing as attorney,
                                                                                     executor, administrator, trustee, guardian or
                                                                                     other fiduciary, give full title. If stock is
                                                                                     in the name of: (1) a corporation, an
                                                                                     authorized officer should sign; (2) a
                                                                                     partnership, an authorized officer should
                                                                                     sign in the partnership name; (3) two or
                                                                                     more persons, each should sign.


                                                                                     PLEASE COMPLETE, SIGN, DATE AND RETURN THIS
                                                                                     PROXY PROMPTLY USING THE ENCLOSED POSTAGE
                                                                                     PREPAID ENVELOPE.


                                                                                     ---------------------------------------------


                                                                                     ---------------------------------------------
                                                                                     SIGNATURE(S)                         DATE


-----------------------------------------------------------------------------------------------------------------------------------
                            o FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL o



             ALLEGIANCE TELECOM, INC. ANNUAL MEETING -- MAY 9, 2001

    Now Offering Telephone or Internet Voting Services--Fast and Convenient!

                       VOTE BY TELEPHONE (1-877-779-8683)

o    Call toll-free 1-877-779-8683.

o    Follow the simple recorded instructions.

o When prompted for your "Voter Control Number," enter the series of numbers printed in the box above using your touch-tone telephone.

                   VOTE BY INTERNET (www.eproxyvote.com/algx)

o    Stockholders with Internet access may go to http://www.eproxyvote.com/algx.

o    Follow the simple on-line instructions.

o When prompted for your "Voter Control Number," enter the series of numbers printed in the box above.

--------------------------------------------------------------------------------
  Telephone or Internet voting authorizes the named proxies to represent you at the meeting in the same manner as if you completed, signed, dated and mailed your proxy card.
 IF YOU VOTE BY TELEPHONE OR INTERNET, YOU DO NOT NEED TO MAIL YOUR PROXY CARD.
--------------------------------------------------------------------------------